Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59618, 333-121971, 333-124446 on Form S-3, and 333-63101, 333-71990, 333-71992, 333-81134, 333-93193, 333-127890 and 333-127889 on Form S-8 of our report dated February 28, 2006, relating to the consolidated financial statements and financial statement schedules of WPS Resources Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) and of our report dated February 28, 2006 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of WPS Resources Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2006